Case 1:18-cv-11220 Document 1 Filed 06/11/18 Page 1 of 16 IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MASSACHUSETTS JORDAN ROSENBLATT, Individually and ) On Behalf of All Others Similarly Situated, ) ) Plaintiff, ) Case No. ______________ ) v. ) JURY TRIAL DEMANDED ) CYS INVESTMENTS INC., KEVIN E. ) CLASS ACTION GRANT, TANYA S. BEDER, KAREN ) HAMMOND, STEPHEN P. JONAS, ) RAYMOND A. REDLINGSHAFER JR., ) DALE A. REISS, JAMES A. STERN, ) DAVID A. TYSON, TWO HARBORS ) INVESTMENT CORP., and EIGER ) MERGER SUBSIDIARY LLC, ) ) Defendants. ) COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934 Plaintiff, by his undersigned attorneys, for this complaint against defendants, alleges upon personal knowledge with respect to himself, and upon information and belief based upon, inter alia, the investigation of counsel as to all other allegations herein, as follows: NATURE OF THE ACTION 1. This action stems from a proposed transaction announced on April 26, 2018 (the “Proposed Transaction”), pursuant to which CYS Investments, Inc. (“CYS” or the “Company”) will be acquired by Two Harbors Investment Corp. (“Parent”) and Eiger Merger Subsidiary LLC (“Merger Sub,” and collectively with Parent, “Two Harbors”). 2. On April 25, 2018, CYS’s Board of Directors (the “Board” or “Individual Defendants”) caused the Company to enter into an agreement and plan of merger (the “Merger Agreement”) with Two Harbors. Pursuant to the terms of the Merger Agreement, CYS stockholders will receive newly issued shares of Two Harbors common stock as well as

Case 1:18-cv-11220 Document 1 Filed 06/11/18 Page 2 of 16 aggregate cash consideration of $15,000,000, payable to CYS stockholders on a pro rata basis. 3. On May 25, 2018, defendants filed a Form S-4 Registration Statement (the “Registration Statement”) with the United States Securities and Exchange Commission (“SEC”) in connection with the Proposed Transaction. 4. The Registration Statement omits material information with respect to the Proposed Transaction, which renders the Registration Statement false and misleading. Accordingly, plaintiff alleges herein that defendants violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 (the “1934 Act”) in connection with the Registration Statement. JURISDICTION AND VENUE 5. This Court has jurisdiction over the claims asserted herein pursuant to Section 27 of the 1934 Act because the claims asserted herein arise under Sections 14(a) and 20(a) of the 1934 Act and Rule 14a-9. 6. This Court has jurisdiction over defendants because each defendant is either a corporation that conducts business in and maintains operations within this District, or is an individual with sufficient minimum contacts with this District so as to make the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice. 7. Venue is proper under 28 U.S.C. § 1391(b) because a substantial portion of the transactions and wrongs complained of herein occurred in this District. PARTIES 8. Plaintiff is, and has been continuously throughout all times relevant hereto, the owner of CYS common stock. 9. Defendant CYS is a Maryland corporation and maintains its principal executive offices at 500 Totten Pond Road, 6th Floor, Waltham, Massachusetts. CYS’s common stock is 2

Case 1:18-cv-11220 Document 1 Filed 06/11/18 Page 3 of 16 traded on the NYSE under the ticker symbol “CYS.” 10. Defendant Kevin E. Grant (“Grant”) has served as Chairman of the Board, Chief Executive Officer (“CEO”), and President of CYS since he founded the Company in January 2006. 11. Defendant Tanya S. Beder (“Beder”) is a director of CYS. 12. Defendant Karen Hammond (“Hammond”) is a director of CYS. 13. Defendant Stephen P. Jonas (“Jonas”) is a director of CYS. 14. Defendant Raymond A. Redlingshafer Jr. (“Redlingshafer”) is a director of CYS. 15. Defendant Dale A. Reiss (“Reiss”) is a director of CYS. 16. Defendant James A. Stern (“Stern”) is a director of CYS. 17. Defendant David A. Tyson (“Tyson”) is a director of CYS. 18. The defendants identified in paragraphs 10 through 17 are collectively referred to herein as the “Individual Defendants.” 19. Defendant Parent is a Maryland corporation and a party to the Merger Agreement. 20. Defendant Merger Sub is a Maryland limited liability company, a wholly-owned subsidiary of the Parent, and a party to the Merger Agreement. CLASS ACTION ALLEGATIONS 21. Plaintiff brings this action as a class action on behalf of himself and the other public stockholders of CYS (the “Class”). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any defendant. 22. This action is properly maintainable as a class action. 23. The Class is so numerous that joinder of all members is impracticable. As of April 25, 2018, there were approximately 155,438,320 shares of CYS common stock 3

Case 1:18-cv-11220 Document 1 Filed 06/11/18 Page 4 of 16 outstanding, held by hundreds, if not thousands, of individuals and entities scattered throughout the country. 24. Questions of law and fact are common to the Class, including, among others, whether defendants will irreparably harm plaintiff and the other members of the Class if defendants’ conduct complained of herein continues. 25. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff’s claims are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class. 26. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications that would establish incompatible standards of conduct for defendants, or adjudications that would, as a practical matter, be dispositive of the interests of individual members of the Class who are not parties to the adjudications or would substantially impair or impede those non-party Class members’ ability to protect their interests. 27. Defendants have acted, or refused to act, on grounds generally applicable to the Class as a whole, and are causing injury to the entire Class. Therefore, final injunctive relief on behalf of the Class is appropriate. SUBSTANTIVE ALLEGATIONS Background of the Company and the Proposed Transaction 28. CYS is a specialty finance company that invests on a leveraged basis primarily in residential mortgage pass-through certificates for which the principal and interest payments are 4

Case 1:18-cv-11220 Document 1 Filed 06/11/18 Page 5 of 16 guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. The Company has elected to be taxed as a real estate investment trust for federal income tax purposes. 29. On April 25, 2018, the Individual Defendants caused the Company to enter into the Merger Agreement with Two Harbors. 30. Pursuant to the terms of the Merger Agreement, CYS stockholders will receive newly issued shares of Two Harbors common stock as well as aggregate cash consideration of $15,000,000, payable to CYS stockholders on a pro rata basis. 31. According to the press release announcing the Proposed Transaction: Two Harbors Investment Corp. (NYSE: TWO) (“Two Harbors”), a leading hybrid mortgage real estate investment trust (“REIT”), and CYS Investments, Inc. (NYSE: CYS) (“CYS”), an Agency mortgage REIT, announced today that they have entered into a definitive merger agreement under which Two Harbors will acquire CYS. In connection with the merger, CYS stockholders will exchange their shares of CYS common stock for newly issued shares of Two Harbors common stock as well as aggregate cash consideration of $15,000,000. The number of Two Harbors shares issued will be based on an exchange ratio to be determined by dividing 96.75% of CYS’ adjusted book value per share by 94.20% of Two Harbors’ adjusted book value per share. For illustrative purposes, assuming the merger occurs and the exchange ratio was based on March 31, 2018 adjusted book value per share, CYS stockholders would receive $7.79 of combined cash and stock consideration per share of CYS common stock owned, which represents a premium of approximately 17.7% over the CYS closing price per share on April 25, 2018. The actual exchange ratio for the merger will be publicly announced at least five business days prior to the required stockholder votes on the merger. . . . About the Merger Upon the closing of the merger, CYS stockholders will exchange their shares of CYS common stock for newly issued shares of Two Harbors common stock as well as aggregate cash consideration of $15,000,000, payable to CYS stockholders on a pro rata basis. The number of Two Harbors shares to be received by CYS stockholders will be based on an exchange ratio to be determined by dividing 96.75% of the CYS adjusted book value per share by 94.20% of the Two Harbors adjusted book value per share. As defined in the Merger Agreement, adjusted book value per share for 5

Case 1:18-cv-11220 Document 1 Filed 06/11/18 Page 6 of 16 each company means (i) such company’s total consolidated common stockholders’ equity after giving pro forma effect to any dividends or other distributions for which the record date is after the exchange ratio determination date but prior to the closing of the merger and as modified for potential transaction-related adjustments, divided by (ii) each respective company’s number of shares of common stock issued and outstanding, including shares issuable upon the vesting of restricted stock. As of March 31, 2018, the adjusted book value per share for Two Harbors and CYS, on a pro forma basis, would have been $15.63 and $7.41, respectively, representing an exchange ratio of 0.4872x, with each share of CYS being exchanged for 0.4872 shares of Two Harbors. For illustrative purposes, under a pro forma exchange ratio, assuming the merger occurs and the exchange ratio was calculated as of March 31, 2018, CYS stockholders would receive approximately 75.7 million Two Harbors shares (representing approximately 30% of the Two Harbors’ total outstanding shares immediately following the merger), which, in combination with the cash consideration of $15,000,000, would value CYS at approximately $7.79 per share of common stock. This valuation represents a premium of approximately 17.7% above the closing price per share of CYS common stock on the New York Stock Exchange on April 25, 2018. The actual exchange ratio for the merger will be publicly announced at least five business days prior to the required stockholder votes on the merger. In connection with the merger, PRCM Advisers LLC, Two Harbors’ external manager, a subsidiary of Pine River Capital Management L.P., has agreed to reduce the base management fee it charges Two Harbors with respect to the additional equity under management resulting from the merger from 1.5% of Stockholders’ Equity on an annualized basis to 0.75% through the first anniversary of the closing of the merger. PRCM Advisers LLC will also make a one-time downward adjustment of $15,000,000 to the management fees payable by Two Harbors for the quarter in which the merger closes. PRCM Advisers has also agreed to a post-closing downward adjustment of up to $3.3 million to reimburse Two Harbors for certain transaction related expenses. In addition to the above consideration, Two Harbors would assume the existing notional $75 million in CYS 7.75% Series A cumulative redeemable preferred stock and $200 million in CYS 7.50% Series B cumulative redeemable preferred stock. Following the closing of the transaction, all senior management positions will continue to be led by Two Harbors’ personnel and Two Harbors Board of Directors will be expanded to include two additional independent directors from CYS Investments’ current board, James Stern and Karen Hammond. The completion of the merger is subject to the satisfaction of certain customary 6

Case 1:18-cv-11220 Document 1 Filed 06/11/18 Page 7 of 16 conditions, and is subject to the approval of the stockholders of both Two Harbors and CYS. The companies expect the transaction to close in the third quarter of 2018. 32. The Merger Agreement contains a “no solicitation” provision that prohibits the Individual Defendants from soliciting alternative proposals and severely constrains their ability to communicate and negotiate with potential buyers who wish to submit or have submitted unsolicited alternative proposals. Sections 6.3(a) and (b) of the Merger Agreement provide: 6.3 No Solicitation by the Company. (a) From and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article VIII, the Company will, and will cause its Subsidiaries and instruct its Representatives to (i) immediately cease, and cause to be terminated, any discussion or negotiations with any Person conducted heretofore by the Company or any of its Subsidiaries or Representatives with respect to a Company Competing Proposal (any such Persons and their Affiliates and Representatives being referred to as “Prior Company Bidders”) and (ii) use its reasonable best efforts to take such action as is necessary to enforce any confidentiality provisions or provisions of similar effect to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary. The Company will promptly request that each Prior Company Bidder in possession of nonpublic information that was furnished by or on behalf of the Company or any Subsidiary of the Company in connection with its consideration of any potential Company Competing Proposal return or destroy all such nonpublic information heretofore furnished to such Prior Company Bidder and immediately terminate all physical and electronic data room access previously granted to any such Prior Company Bidder. The Company shall not, and shall not permit any of its Subsidiaries to, terminate, waive, amend or modify any provision of any standstill or confidentiality agreement to which the Company or any of its Subsidiaries is a party. (b) Except as otherwise permitted by this Section 6.3, from and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article VIII, the Company will not, and will cause its Subsidiaries and will instruct its Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage the making of a Company Competing Proposal, (ii) engage in any discussions or negotiations with any Person with respect to a Company Competing Proposal, (iii) furnish any non-public information regarding the Company or its Subsidiaries, or access to the properties, assets or employees of the Company or its Subsidiaries, to any Person in 7

Case 1:18-cv-11220 Document 1 Filed 06/11/18 Page 8 of 16 connection with or in response to a Company Competing Proposal, (iv) enter into any binding or nonbinding letter of intent or agreement in principle, or other agreement providing for a Company Competing Proposal (other than a confidentiality agreement as provided in Section 6.3(d)(ii)), (v) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, any Company Competing Proposal, (vi) fail to include the Company Board Recommendation in the Joint Proxy Statement or any amendment or supplement thereto or (vii) fail publicly to reaffirm without qualification the Company Board Recommendation within five Business Days after the written request of Parent following a Company Competing Proposal that has been publicly announced (or such fewer number of days as remain prior to the Company Stockholder Meeting, as it may be adjourned or postponed) (the taking of any action described in clauses (v), (vi) or (vii) of this Section 6.3(b) being referred to as a “Company Change of Recommendation”). 33. Additionally, the Company must promptly advise Two Harbors of any proposals or inquiries received from other parties. Section 6.3(c) provides: (c) From and after the date of this Agreement, the Company shall advise Parent of the receipt by the Company of any Company Competing Proposal made on or after the date of this Agreement or any request for non-public information or data relating to the Company or any of its Subsidiaries made by any Person in connection with a Company Competing Proposal or any request for discussions or negotiations with the Company or a Representative of the Company relating to a Company Competing Proposal (in each case within one Business Day thereof), and the Company shall provide to Parent (within such one Business Day time frame) either (i) a copy of any such Company Competing Proposal made in writing provided to the Company or any of its Subsidiaries or (ii) a written summary of the material terms of such Company Competing Proposal, if not made in writing. The Company shall keep Parent reasonably informed on a prompt and current basis with respect to the status and material terms of any such Company Competing Proposal and any material changes to the status of any such discussions or negotiations. 34. Moreover, the Merger Agreement contains a highly restrictive “fiduciary out” provision permitting the Board to change its recommendation of the Proposed Transaction under extremely limited circumstances, and grants Two Harbors a “matching right” with respect to any “Superior Proposal” made to the Company. Section 6.3(d) provides in relevant part: (d) Notwithstanding anything in this Agreement to the contrary, the Company, 8

Case 1:18-cv-11220 Document 1 Filed 06/11/18 Page 9 of 16 directly or indirectly through one or more of its Representatives, may: (iii) prior to the receipt of the Company Stockholder Approval, in response to a bona fide written Company Competing Proposal from a third party that was not solicited at any time following the execution of this Agreement and did not arise from a material breach of the obligations set forth in this Section 6.3, if the Company Board so chooses, cause the Company to effect a Company Change of Recommendation or terminate this Agreement pursuant to Section 8.1(d)(i), if prior to taking such action (A) the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Company Competing Proposal is a Company Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by Parent in response to such Company Competing Proposal), and (B) the Company shall have given notice to Parent that the Company has received such proposal in accordance with Section 6.3(c), specifying the material terms and conditions of such proposal, and, that the Company intends to take such action, and either (1) Parent shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Company Stockholders Meeting and the third Business Day after the date on which such notice is given to Parent, or (2) if Parent within the period described in the foregoing clause (1) shall have proposed revisions to the terms and conditions of this Agreement, the Company Board, after consultation with its financial advisors and outside legal counsel, shall have determined in good faith that the Company Competing Proposal remains a Company Superior Proposal with respect to Parent’s revised proposal; provided, however, that each time material modifications to the financial terms of a Company Competing Proposal determined to be a Company Superior Proposal are made, the time period set forth in this clause (B) prior to which the Company may effect a Company Change of Recommendation or terminate this Agreement shall be extended for two Business Days after notification of such change to Parent[.] 35. The Merger Agreement also provides for a “termination fee” of $43,200,000 payable by the Company to Two Harbors if the Individual Defendants cause the Company to terminate the Merger Agreement. The Company may also be required to reimburse Two Harbors’ expenses in the amount of $8,600,000. The Registration Statement Omits Material Information, Rendering It False and Misleading 36. Defendants filed the Registration Statement with the SEC in connection with the Proposed Transaction. 37. The Registration Statement omits material information with respect to the 9

Case 1:18-cv-11220 Document 1 Filed 06/11/18 Page 10 of 16 Proposed Transaction, which renders the Registration Statement false and misleading. 38. First, the Registration Statement omits material information regarding the Company’s financial projections, Two Harbors’ financial projections, and the valuation analyses performed by the Company’s financial advisors in connection with the Proposed Transaction, Barclays Capital Inc. (“Barclays”) and Credit Suisse Securities (USA) LLC (“Credit Suisse”). 39. With respect to the Company’s financial projections, the Registration Statement fails to disclose: (i) the line items used to calculate core earnings per common share (“Core EPS”); (ii) a reconciliation of Core EPS to the most comparable GAAP metric; (iii) projected cash flows and the underlying line items; and (iv) projected dividends. 40. With respect to Two Harbors’ financial projections, the Registration Statement fails to disclose: (i) the line items used to calculate Core EPS; (ii) a reconciliation of Core EPS to the most comparable GAAP metric; (iii) projected cash flows and the underlying line items; and (iv) projected dividends. 41. The Registration Statement fails to disclose financial projections for the combined company. 42. With respect to Barclays’ Dividend Discount Analyses, the Registration Statement fails to disclose: (i) the estimated projected dividends for CYS and Two Harbors; (ii) the inputs and assumptions underlying the discount rates applied by Barclays; and (iii) Barclays’ basis for applying terminal values of 0.80x to 1.00x and 0.85x to 1.00x tangible book value. 43. With respect to Barclays’ Selected Comparable Company Analyses, the Registration Statement fails to disclose the individual multiples and financial metrics for the companies observed by Barclays in its analyses. 44. With respect to Barclays’ Selected Precedent Transaction Analysis, the 10

Case 1:18-cv-11220 Document 1 Filed 06/11/18 Page 11 of 16 Registration Statement fails to disclose the individual multiples and financial metrics for the transactions observed by Barclays in its analysis. 45. With respect to Credit Suisse’s Dividend Discount Analyses, the Registration Statement fails to disclose: (i) CYS’s and Two Harbors’ projected distributed cash flows; (ii) Credit Suisse’s basis for applying terminal values of 0.80x to 1.00x and 0.9x to 1.10x tangible book value; (iii) the inputs and assumptions underlying the discount rates applied by Credit Suisse; and (iv) the total number of fully diluted shares of CYS and Two Harbors common stock estimated by the managements of CYS and Two Harbors to be outstanding. 46. With respect to Credit Suisse’s Selected Public Companies Analyses, the Registration Statement fails to disclose the individual multiples and financial metrics for the companies observed by Credit Suisse in its analyses. 47. With respect to Credit Suisse’s Selected Precedent Transactions Analysis, the Registration Statement fails to disclose the individual multiples and financial metrics for the transactions observed by Credit Suisse in its analysis. 48. The disclosure of projected financial information is material because it provides stockholders with a basis to project the future financial performance of a company, and allows stockholders to better understand the financial analyses performed by the company’s financial advisor in support of its fairness opinion. Further, when a banker’s endorsement of the fairness of a transaction is touted to shareholders, the valuation methods used to arrive at that opinion as well as the key inputs and range of ultimate values generated by those analyses must also be fairly disclosed. 49. Second, the Registration Statement omits material information regarding potential conflicts of interest of Barclays. 11

Case 1:18-cv-11220 Document 1 Filed 06/11/18 Page 12 of 16 50. The Registration Statement provides that “Barclays has performed various investment banking services for CYS and Two Harbors in the past, and expects to perform such services in the future, and has received, and expects to receive, customary fees for such services.” However, the Registration Statement fails to disclose the timing and nature of such past services, as well as the amount of compensation Barclays received for such services. 51. The Registration Statement fails to disclose whether Credit Suisse has performed past services for CYS or its affiliates, and if so, the timing and nature of such services and the amount of compensation Credit Suisse received for such services. 52. The Registration Statement fails to disclose how CYS will determine the amount of “additional compensation” payable to Barclays. 53. Full disclosure of investment banker compensation and all potential conflicts is required due to the central role played by investment banks in the evaluation, exploration, selection, and implementation of strategic alternatives. 54. Third, the Registration Statement fails to disclose whether the Company executed any confidentiality agreements that contained “don’t ask, don’t waive” provisions that prevented the counterparties from requesting waivers of standstill provisions to submit superior offers to acquire the Company, as well as whether any parties that executed confidentiality agreements are still subject to standstill provisions. 55. Without this information, stockholders may have the mistaken belief that, if these potentially interested parties wished to come forward with a superior offer, they are or were permitted to do so, when in fact they are or were contractually prohibited from doing so. 56. Fourth, the Registration Statement fails to disclose the terms and values of all indications of interest and proposals submitted to CYS. 12

Case 1:18-cv-11220 Document 1 Filed 06/11/18 Page 13 of 16 57. The omission of the above-referenced material information renders the Registration Statement false and misleading, including, inter alia, the following sections of the Registration Statement: (i) Background of the Merger; (ii) Recommendation of the CYS Board and Its Reasons for the Merger; (iii) Opinion of CYS’s Financial Advisor, Barclays Capital Inc.; (iv) Opinion of CYS’s Financial Advisor, Credit Suisse Securities (USA) LLC; and (v) Certain CYS Unaudited Prospective Financial Information. 58. The above-referenced omitted information, if disclosed, would significantly alter the total mix of information available to the Company’s stockholders. COUNT I Claim for Violation of Section 14(a) of the 1934 Act and Rule 14a-9 Promulgated Thereunder Against the Individual Defendants and CYS 59. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein. 60. The Individual Defendants disseminated the false and misleading Registration Statement, which contained statements that, in violation of Section 14(a) of the 1934 Act and Rule 14a-9, in light of the circumstances under which they were made, omitted to state material facts necessary to make the statements therein not materially false or misleading. CYS is liable as the issuer of these statements. 61. The Registration Statement was prepared, reviewed, and/or disseminated by the Individual Defendants. By virtue of their positions within the Company, the Individual Defendants were aware of this information and their duty to disclose this information in the Registration Statement. 62. The Individual Defendants were at least negligent in filing the Registration Statement with these materially false and misleading statements. 63. The omissions and false and misleading statements in the Registration Statement 13

Case 1:18-cv-11220 Document 1 Filed 06/11/18 Page 14 of 16 are material in that a reasonable stockholder will consider them important in deciding how to vote on the Proposed Transaction. In addition, a reasonable investor will view a full and accurate disclosure as significantly altering the total mix of information made available in the Registration Statement and in other information reasonably available to stockholders. 64. The Registration Statement is an essential link in causing plaintiff and the Company’s stockholders to approve the Proposed Transaction. 65. By reason of the foregoing, defendants violated Section 14(a) of the 1934 Act and Rule 14a-9 promulgated thereunder. 66. Because of the false and misleading statements in the Registration Statement, plaintiff and the Class are threatened with irreparable harm. COUNT II Claim for Violation of Section 20(a) of the 1934 Act Against the Individual Defendants and Two Harbors 67. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein. 68. The Individual Defendants and Two Harbors acted as controlling persons of CYS within the meaning of Section 20(a) of the 1934 Act as alleged herein. By virtue of their positions as officers and/or directors of CYS and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Registration Statement, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that plaintiff contends are false and misleading. 69. Each of the Individual Defendants and Two Harbors was provided with or had unlimited access to copies of the Registration Statement alleged by plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the 14

Case 1:18-cv-11220 Document 1 Filed 06/11/18 Page 15 of 16 issuance of the statements or cause them to be corrected. 70. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control and influence the particular transactions giving rise to the violations as alleged herein, and exercised the same. The Registration Statement contains the unanimous recommendation of the Individual Defendants to approve the Proposed Transaction. They were thus directly involved in the making of the Registration Statement. 71. Two Harbors also had direct supervisory control over the composition of the Registration Statement and the information disclosed therein, as well as the information that was omitted and/or misrepresented in the Registration Statement. 72. By virtue of the foregoing, the Individual Defendants and Two Harbors violated Section 20(a) of the 1934 Act. 73. As set forth above, the Individual Defendants and Two Harbors had the ability to exercise control over and did control a person or persons who have each violated Section 14(a) of the 1934 Act and Rule 14a-9, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the 1934 Act. As a direct and proximate result of defendants’ conduct, plaintiff and the Class are threatened with irreparable harm. PRAYER FOR RELIEF WHEREFORE, plaintiff prays for judgment and relief as follows: A. Preliminarily and permanently enjoining defendants and all persons acting in concert with them from proceeding with, consummating, or closing the Proposed Transaction; B. In the event defendants consummate the Proposed Transaction, rescinding it and 15

Case 1:18-cv-11220 Document 1 Filed 06/11/18 Page 16 of 16 setting it aside or awarding rescissory damages; C. Directing the Individual Defendants to disseminate a Registration Statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading; D. Declaring that defendants violated Sections 14(a) and/or 20(a) of the 1934 Act, as well as Rule 14a-9 promulgated thereunder; E. Awarding plaintiff the costs of this action, including reasonable allowance for plaintiff’s attorneys’ and experts’ fees; and F. Granting such other and further relief as this Court may deem just and proper. JURY DEMAND Plaintiff respectfully requests a trial by jury on all issues so triable. Dated: June 11, 2018 HUTCHINGS BARSAMIAN MANDELCORN, LLP By: /s/Theodore M. Hess-Mahan OF COUNSEL: Theodore M. Hess-Mahan BBO #557109 RIGRODSKY & LONG, P.A. 110 Cedar Street, Suite 250 300 Delaware Avenue, Suite 1220 Wellesley Hills, MA 02481 Wilmington, DE 19801 Tel.: (781) 431-2231 Tel.: (302) 295-5310 Fax: (781) 431-8726 Fax: (302) 654-7530 thess-mahan@hutchingsbarsamian.com RM LAW, P.C. Attorneys for Plaintiff 1055 Westlakes Drive, Suite 300 Berwyn, PA 19312 Tel.: (484) 324-6800 Fax: (484) 631-1305 16

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JS 44 (Rev. 06/17) Case 1:18-cv-11220 Document 1-2 Filed 06/11/18 Page 1 of 1

CIVIL COVER SHEET

The JS 44 civil cover sheet and the information contained herein neither replace nor supplement the filing and service of pleadings or other papers as required by law, except as provided by local rules of court. This form, approved by the Judicial Conference of the United States in September 1974, is required for the use of the Clerk of Court for the purpose of initiating the civil docket sheet. *(SEE INSTRUCTIONS ON NEXT PAGE OF THIS FORM.)*

I. (a) PLAINTIFFS
Jordan Rosenblatt, Individually And On Behalf Of All Others Similarly Situated

DEFENDANTS
CYS Investments Inc., Kevin E. Grant, Tanya S. Beder, Karen Hammond, Stephen P. Jonas, Raymond A. Redlingshafer Jr., Dale A. Reiss, James A. Stern, David A. Tyson, Two Harbors Investment Corp

(b) County of Residence of First Listed Plaintiff: Out of state
(EXCEPT IN U.S. PLAINTIFF CASES)

County of Residence of First Listed Defendant: Middlesex County
(IN U.S. PLAINTIFF CASES ONLY)
NOTE: IN LAND CONDEMNATION CASES, USE THE LOCATION OF THE TRACT OF LAND INVOLVED.

(c) Attorneys *(Firm Name, Address, and Telephone Number)*
Hutchings Barsamian Mandelcorn, LLP
110 Cedar Street, Suite 250, Wellesley Hills, MA 02481
781-431-2231

Attorneys *(If Known)*

II. BASIS OF JURISDICTION *(Place an "X" in One Box Only)*

- ☐ 1 U.S. Government Plaintiff
- ☒ 3 Federal Question *(U.S. Government Not a Party)*
- ☐ 2 U.S. Government Defendant
- ☐ 4 Diversity *(Indicate Citizenship of Parties in Item III)*

III. CITIZENSHIP OF PRINCIPAL PARTIES *(Place an "X" in One Box for Plaintiff and One Box for Defendant)* *(For Diversity Cases Only)*

	PTF	DEF		PTF	DEF
Citizen of This State	☐ 1	☐ 1	Incorporated *or* Principal Place of Business In This State	☐ 4	☐ 4
Citizen of Another State	☐ 2	☐ 2	Incorporated *and* Principal Place of Business In Another State	☐ 5	☐ 5
Citizen or Subject of a Foreign Country	☐ 3	☐ 3	Foreign Nation	☐ 6	☐ 6

IV. NATURE OF SUIT *(Place an "X" in One Box Only)*

Click here for: Nature of Suit Code Descriptions.

CONTRACT
☐ 110 Insurance
☐ 120 Marine
☐ 130 Miller Act
☐ 140 Negotiable Instrument
☐ 150 Recovery of Overpayment & Enforcement of Judgment
☐ 151 Medicare Act
☐ 152 Recovery of Defaulted Student Loans (Excludes Veterans)
☐ 153 Recovery of Overpayment of Veteran's Benefits
☐ 160 Stockholders' Suits
☐ 190 Other Contract
☐ 195 Contract Product Liability
☐ 196 Franchise

REAL PROPERTY
☐ 210 Land Condemnation
☐ 220 Foreclosure
☐ 230 Rent Lease & Ejectment
☐ 240 Torts to Land
☐ 245 Tort Product Liability
☐ 290 All Other Real Property

TORTS

PERSONAL INJURY
☐ 310 Airplane
☐ 315 Airplane Product Liability
☐ 320 Assault, Libel & Slander
☐ 330 Federal Employers' Liability
☐ 340 Marine
☐ 345 Marine Product Liability
☐ 350 Motor Vehicle
☐ 355 Motor Vehicle Product Liability
☐ 360 Other Personal Injury
☐ 362 Personal Injury - Medical Malpractice

PERSONAL INJURY
☐ 365 Personal Injury - Product Liability
☐ 367 Health Care/ Pharmaceutical Personal Injury Product Liability
☐ 368 Asbestos Personal Injury Product Liability

PERSONAL PROPERTY
☐ 370 Other Fraud
☐ 371 Truth in Lending
☐ 380 Other Personal Property Damage
☐ 385 Property Damage Product Liability

CIVIL RIGHTS
☐ 440 Other Civil Rights
☐ 441 Voting
☐ 442 Employment
☐ 443 Housing/ Accommodations
☐ 445 Amer. w/Disabilities - Employment
☐ 446 Amer. w/Disabilities - Other
☐ 448 Education

PRISONER PETITIONS
Habeas Corpus:
☐ 463 Alien Detainee
☐ 510 Motions to Vacate Sentence
☐ 530 General
☐ 535 Death Penalty
Other:
☐ 540 Mandamus & Other
☐ 550 Civil Rights
☐ 555 Prison Condition
☐ 560 Civil Detainee - Conditions of Confinement

FORFEITURE/PENALTY
☐ 625 Drug Related Seizure of Property 21 USC 881
☐ 690 Other

LABOR
☐ 710 Fair Labor Standards Act
☐ 720 Labor/Management Relations
☐ 740 Railway Labor Act
☐ 751 Family and Medical Leave Act
☐ 790 Other Labor Litigation
☐ 791 Employee Retirement Income Security Act

IMMIGRATION
☐ 462 Naturalization Application
☐ 465 Other Immigration Actions

BANKRUPTCY
☐ 422 Appeal 28 USC 158
☐ 423 Withdrawal 28 USC 157

PROPERTY RIGHTS
☐ 820 Copyrights
☐ 830 Patent
☐ 835 Patent - Abbreviated New Drug Application
☐ 840 Trademark

SOCIAL SECURITY
☐ 861 HIA (1395ff)
☐ 862 Black Lung (923)
☐ 863 DIWC/DIWW (405(g))
☐ 864 SSID Title XVI
☐ 865 RSI (405(g))

FEDERAL TAX SUITS
☐ 870 Taxes (U.S. Plaintiff or Defendant)
☐ 871 IRS—Third Party 26 USC 7609

OTHER STATUTES
☐ 375 False Claims Act
☐ 376 Qui Tam (31 USC 3729(a))
☐ 400 State Reapportionment
☐ 410 Antitrust
☐ 430 Banks and Banking
☐ 450 Commerce
☐ 460 Deportation
☐ 470 Racketeer Influenced and Corrupt Organizations
☐ 480 Consumer Credit
☐ 490 Cable/Sat TV
☒ 850 Securities/Commodities/ Exchange
☐ 890 Other Statutory Actions
☐ 891 Agricultural Acts
☐ 893 Environmental Matters
☐ 895 Freedom of Information Act
☐ 896 Arbitration
☐ 899 Administrative Procedure Act/Review or Appeal of Agency Decision
☐ 950 Constitutionality of State Statutes

V. ORIGIN *(Place an "X" in One Box Only)*

☒ 1 Original Proceeding ☐ 2 Removed from State Court ☐ 3 Remanded from Appellate Court ☐ 4 Reinstated or Reopened ☐ 5 Transferred from Another District *(specify)* ☐ 6 Multidistrict Litigation - Transfer ☐ 8 Multidistrict Litigation - Direct File

VI. CAUSE OF ACTION

Cite the U.S. Civil Statute under which you are filing *(Do not cite jurisdictional statutes unless diversity)*:
15.U.S.C. §§ 78n(a), 78t(a), and 17 C.F.R. 240.14a-9

Brief description of cause:
Violations of Section 14(a) and 20(a) of the Securities Exchange Act of 1934, and SEC Rule 14a-9

VII. REQUESTED IN COMPLAINT:

☒ CHECK IF THIS IS A CLASS ACTION UNDER RULE 23, F.R.Cv.P.
DEMAND $
CHECK YES only if demanded in complaint:
JURY DEMAND: ☒ Yes ☐ No

VIII. RELATED CASE(S) IF ANY

(See instructions):
JUDGE: Denise J. Casper
DOCKET NUMBER: 18-cv-11156-DJC

DATE: 06/11/2018
SIGNATURE OF ATTORNEY OF RECORD: /s/Theodore M. Hess-Mahan

FOR OFFICE USE ONLY

RECEIPT # ______ AMOUNT ______ APPLYING IFP ______ JUDGE ______ MAG. JUDGE ______

Case 1:18-cv-11220 Document 1-3 Filed 06/11/18 Page 1 of 1 UNITED STATES DISTRICT COURT DISTRICT OF MASSACHUSETTS 1. Title of case (name of first party on each side only) 2. Category in which the case belongs based upon the numbered nature of suit code listed on the civil cover sheet. (See local rule 40.1(a)(1)). I. 410, 441, 470, 535, 830*, 835*, 891, 893, 895, R.23, REGARDLESS OF NATURE OF SUIT. II. 110, 130, 140, 160, 190, 196, 230, 240, 290,320,362, 370, 371, 380, 430, 440, 442, 443, 445, 446, 448, 710, 720, 740, 790, 820*, 840*, 850, 870, 871. III. 120, 150, 151, 152, 153, 195, 210, 220, 245, 310, 315, 330, 340, 345, 350, 355, 360, 365, 367, 368, 375, 376, 385, 400, 422, 423, 450, 460, 462, 463, 465, 480, 490, 510, 530, 540, 550, 555, 625, 690, 751, 791, 861-865, 890, 896, 899, 950. *Also complete AO 120 or AO 121. for patent, trademark or copyright cases. 3. Title and number, if any, of related cases. (See local rule 40.1(g)). If more than one prior related case has been filed in this district please indicate the title and number of the first filed case in this court. 4. Has a prior action between the same parties and based on the same claim ever been filed in this court? YES 9 NO 9 5. Does the complaint in this case question the constitutionality of an act of congress affecting the public interest? (See 28 USC §2403) YES 9 NO 9 If so, is the U.S.A. or an officer, agent or employee of the U.S. a party? YES 9 NO 9 6. Is this case required to be heard and determined by a district court of three judges pursuant to title 28 USC §2284? YES 9 NO 9 7. Do all of the parties in this action, excluding governmental agencies of the United States and the Commonwealth of Massachusetts (“governmental agencies”), residing in Massachusetts reside in the same division? - (See Local Rule 40.1(d)). YES 9 NO 9 A. If yes, in which division do all of the non-governmental parties reside? Eastern Division 9 Central Division 9 Western Division 9 B. If no, in which division do the majority of the plaintiffs or the only parties, excluding governmental agencies, residing in Massachusetts reside? Eastern Division 9 Central Division 9 Western Division 9 8. If filing a Notice of Removal - are there any motions pending in the state court requiring the attention of this Court? (If yes, submit a separate sheet identifying the motions) YES 9 NO 9 (PLEASE TYPE OR PRINT) ATTORNEY'S NAME ADDRESS TELEPHONE NO. (CategoryForm6-2017.wpd )